UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 20, 2010

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2010, AT&T Inc. ("AT&T") entered into a (i) $5 billion, four-year revolving credit agreement (the "Agreement") and a (ii) $3 billion, 364-day revolving credit agreement (“364-day Agreement”), with certain investment and commercial banks.  In the event advances are made under either agreement, those advances would be used for general corporate purposes, which could include repayment of maturing commercial paper.

The descriptions of the Agreement and the 364-day Agreement contained in these items 1.01 and 2.03 do not purport to be complete and are qualified in their entirety by reference to the Agreement and the 364-day Agreement, which are incorporated by reference as Exhibits 10-a and 10-b to this Current Report on Form 8-K and are incorporated herein by reference.

The Agreement

AT&T has the right to request the lenders to further increase their commitments (i.e., raise the available credit) up to an additional $2 billion provided no event of default under the Agreement has occurred.  AT&T also has the right to terminate, in whole or in part, amounts committed by the lenders under the Agreement in excess of any outstanding advances; however, any such terminated commitments may not be reinstated.

The obligations of the lenders under the Agreement to provide advances will terminate on December 20, 2014, unless prior to that date either:  (i) AT&T reduces to $0 the commitments of the lenders under the Agreement or (ii) certain events of default occur.  The Agreement also provides that AT&T and lenders representing more than fifty percent of the facility amount  may agree to extend their commitments under the Agreement for an additional one year beyond the December 20, 2014 termination date (with a potential one-year further renewal), under certain circumstances.

  Advances would bear interest, at AT&T's option, either:

•
at a variable annual rate equal to the highest of: (1)(a) the base (or prime) rate of the bank affiliate of Citibank, N.A. which is serving as administrative agent under the Agreement, (b) ½% per annum above the Federal funds rate, and (c) the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month plus 1.00%, plus (2) a rate based on AT&T’s credit default swap mid-rate spread for a period equal to the remaining term as of a specified time prior to the advance and subject to a floor or cap as set forth in the Agreement (“Applicable Margin”) minus 1.00% provided such total exceeds zero; or

•
at a rate equal to:  (i) the London interbank offered rate ("Libor") (adjusted upwards to reflect any bank reserve costs) for a period of one, two, three or six months, as applicable, plus (ii) the “Applicable Margin”.

AT&T will pay a facility fee (“Facility Fee”) equal to 0.075% of the commitment amount per annum if its unsecured long-term debt is rated at least A+ by Standard and Poor’s or Fitch, Inc. or A1 by Moody’s Investors Service.  The Facility Fee will be 0.10% per annum if AT&T's unsecured long-term debt ratings are A or A2 and will be 0.125% per annum in the event AT&T’s unsecured long-term debt ratings are A- and A3 (or below).

In the event that AT&T’s unsecured long-term debt ratings are split by S&P, Moody’s and Fitch, then the Facility Fee will be determined by the highest of the three ratings, except that in the event the lowest of such ratings is more than one level below the highest of such ratings, then the Facility Fee will be determined based on the level that is one level above the lowest of such ratings.

As of the date of this filing, AT&T’s unsecured long-term debt is rated A- by S&P, A2 by Moody’s and A by Fitch.  S&P, Moody’s and Fitch may change their ratings at any time and AT&T disclaims any obligation to provide notice of any changes to these ratings.

Advances under the Agreement are not conditioned on the absence of a material adverse change.  Repayment of all advances must be made no later than the date on which lenders are no longer obligated to make any advances under the Agreement.

The Agreement contains a negative pledge covenant, which requires that, if at any time AT&T or a subsidiary pledges assets or otherwise permits a lien on its properties, advances under the Agreement will be ratably secured, subject to specified exceptions.  The Agreement also contains a debt-to-EBITDA financial ratio covenant that AT&T will maintain, as of the last day of each fiscal quarter, a ratio of not more than 3.0 to 1 of:

(A) all items that would be treated under accounting principles generally accepted in the United States (GAAP) as indebtedness on AT&T's consolidated balance sheet, to

 (B)  the net income of AT&T and its consolidated subsidiaries, determined on a consolidated basis for such period in accordance with GAAP, adjusted to exclude the effects of (a) gains or losses from discontinued operations, (b) any extraordinary or other non-recurring non-cash gains or losses (including non-cash restructuring charges), (c)  accounting changes including any changes to Accounting Standards Codification 715 (or any subsequently adopted standards relating to pension and postretirement benefits) adopted by the Financial Accounting Standards Board after the date hereof, (d) interest expense, (e) income tax expense or benefits, (f) depreciation, amortization and other non-cash charges (including actuarial gains or losses from pension and postretirement plans), (g) interest income, (h) equity income and losses and (i) other non-operating income or expense.   In the event the Borrower acquires or disposes of a material business (as defined in the Agreement) and pro forma financial statements are provided, then net income would be as shown on those statements, subject to the adjustments described above.

Defaults under the Agreement, which would permit the lenders to accelerate required payment and which would increase the Applicable Margin by 2% per annum, include the following:

•	Non-payment of principal or interest, fees and other amounts under the Agreement beyond any applicable grace period,
•
Failure by AT&T or any subsidiary to pay when due other debt of $400 million or more that results in acceleration of that debt (commonly referred to as "cross-acceleration") or commencement by a creditor of enforcement proceedings within a specified period after a money judgment of $400 million or more has become final,

•
Acquisition by any person of beneficial ownership of more than 50% of AT&T common shares or a change of more than a majority of AT&T's directors in any 24-month period other than as elected by the remaining directors (commonly referred to as a "change in control"),

•	Material breaches of representations or warranties in the Agreement,
•	Failure to comply with the negative pledge or debt-to-EBITDA ratio covenants described above,
•	Failure to comply with other covenants under the Agreement for a specified period after notice,
•	Failure by AT&T or certain affiliates to make certain minimum funding payments under the Employee Retirement Income Security Act of 1974 (ERISA), and
•	Specified events of bankruptcy or insolvency.

364-day Agreement

The obligations of the lenders under the 364-day Agreement to provide advances will terminate on December 19, 2011, unless prior to that date either:  AT&T reduces to $0 the commitments of the lenders under such Agreement, or (ii) certain events of default occur.  The 364-day Agreement also provides that AT&T and lenders representing more than 50 percent of the facility amount may agree to extend their commitments under such Agreement for an additional 364-day period beyond the December 19, 2011 termination date, under certain circumstances.  AT&T also has the right to convert all or part of outstanding advances under the 364-day Agreement into term loan(s) maturing no later than the first anniversary of the termination date, under certain circumstances.  AT&T has the right to terminate, in whole or in part, amounts committed by the lenders under the Agreement in excess of any outstanding advances; however, any such terminated commitments may not be reinstated.

Advances would bear interest, at AT&T’s option, either:

•
at a variable annual rate equal to the highest of: (1) (a) the base (or prime) rate of the bank affiliate of Citibank, N.A. which is serving as administrative agent under such Agreement, (b) ½ % per annum above the Federal funds rate, and (c) the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month plus 1.00%, plus (2) a rate based on AT&T’s credit default swap mid-rate spread for a one-year period as of a specified time prior to the advance and subject to a floor or cap as set forth in such Agreement (“Applicable Margin”) minus 1.00% provided such total exceeds zero; or

•
at a rate equal to:  (i) the London interbank offered rate (“Libor”) (adjusted upwards to reflect any bank reserve costs) for a period of one, two, three or six months, as applicable, plus (ii) the “Applicable Margin”.

 AT&T will pay a facility fee based on the same credit-rating formula as described above for the Agreement except that the amount will be 0.04%, 0.05% or 0.06% depending on the level of AT&T’s credit rating.

Advances under the 364-day Agreement are not conditioned on the absence of a material adverse change.  Repayment of all advances must be made no later than the date on which lenders are no longer obligated to make any advances under the 364-day Agreement.

The 364-day Agreement contains a negative pledge covenant that is identical to the negative pledge described above.  In the event AT&T elects to convert any outstanding advances to term loan(s), the debt-to-EBITDA financial ratio covenant described above also would apply while such term loan(s) were outstanding.   The events of default described above also would apply to the 364-day Agreement.

Item 1.02.  Termination of a Material Definitive Agreement.

The Agreement and the 364-day Agreement collectively replace AT&T’s $9.465 billion, five-year revolving credit agreement, entered into on July 11, 2006 with certain investment and commercial banks, which was terminated on December 20, 2010.

Item 9.01 Financial Statements and Exhibits

 (d)   Exhibits

10-a Four-Year Credit Agreement dated as of December 20, 2010

10-b 364-day Credit Agreement dated as of December 20, 2010

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: December 20, 2010	By: /s/ John J. Stephens_ John J. Stephens Senior Vice President and Controller